Exhibit 99.1

IKON REVISES FIRST QUARTER 2008 OUTLOOK

MALVERN, Pa. – January 10, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced that it expects to report first quarter fiscal 2008 diluted earnings per share in the range of $0.15 to $0.17. This compares to the company’s previously communicated guidance of $0.22 to $0.24 per diluted share.

The change in outlook for the first quarter is largely due to lower than anticipated equipment revenue and a higher than expected tax rate. Equipment revenue is expected to fall short of the company’s expectations primarily due to fewer large transactions closing in the quarter, and lower than expected overall placements. The tax rate was approximately 44% for the quarter, primarily driven by a tax law change in Canada, but is expected to be less than 33% for the full fiscal year.

For the quarter, total revenue is expected to decline 1% year over year. On a positive note, the company anticipates that Customer Service and Supplies revenue grew year over year, that Managed and Professional Services revenue continued to deliver strong revenue growth, and that Europe continued to grow.

“We attribute our equipment revenue performance to lower than expected sales productivity, which we are addressing immediately. We continue to believe that our focus on color is the right strategy for IKON, and see no fundamental reason why we can’t grow revenue in fiscal 2008. If our second fiscal quarter revenue performance does not improve, we will take further actions,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer.

The company plans to announce its first quarter fiscal 2008 results on January 24, 2008.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements include, but are not limited to, statements relating to our anticipated final results for the first quarter of fiscal year 2008, growth strategies and initiatives, and tax rate.  Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct.  Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission.  As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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